INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
Oppenheimer Multiple Strategies Fund:

We consent to the use in this Registration Statement of Oppenheimer Multiple Strategies Fund of our report dated October 21, 1997 appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement.



                            /s/ KPMG Peat Marwick LLP
                            -------------------------
                              KPMG Peat Marwick LLP


Denver, Colorado
January 20, 1998